                  NOTICE OF ELECTION TO REPAY OUTSTANDING LOANS
              UNDER THE BROOKTROUT, INC. STOCK OPTION LOAN PROGRAM

                                 August 18, 2005

      In connection with the execution of the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Brooktrout, Inc. (the "Company"), EAS Group, Inc. (the "Buyer"), and a wholly-owned subsidiary of the Buyer, the undersigned hereby irrevocably elects, in accordance with Section 6(b) of each Nonrecourse Promissory Note and Security Agreement identified on Exhibit A or Exhibit B hereto executed by the undersigned in favor of the Company (each, a "Note"), as follows:

      (1) to pay, effective as of immediately prior to the Effective Time, the entire outstanding loan balance of each Note identified on Exhibit A hereto by irrevocably tendering to the Company all of the remaining Collateral Shares (as defined in the applicable Note) relating to such Note and identified on Exhibit A; and

      (2) to pay, as promptly as practicable after the Effective Time, the outstanding loan balance of each Note identified on Exhibit B hereto, in cash, by authorizing the Buyer to reduce, and the undersigned hereby authorizes the Buyer to reduce, the Merger Consideration payable to the undersigned under the Merger Agreement in respect of the Collateral Shares (as defined in the applicable Note) relating to such Note and identified on Exhibit B by the amount of the outstanding balance of such Note.

      The undersigned hereby covenants and agrees to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the Company in doing, all things necessary, proper or advisable to consummate and make effective the transactions described above, including executing and delivering to the Company one or more stock powers evidencing the transfer of certain Collateral Shares to the Company as well as such other agreements, consents, waivers, instruments or other documents in necessary, proper or advisable in connection herewith.

      This election shall be null and void upon the earlier of (i) December 31, 2005, if the Merger is not consummated on or before such date; and (ii) the termination of the Merger Agreement in accordance with its terms.

      Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Merger Agreement.

                                          EXECUTIVE

                                              /s/Eric R. Giler
                                          --------------------------------------
                                          Eric R. Giler

                                                                       EXHIBIT A

                                NOTES TO BE PAID
                         BY TENDER OF COLLATERAL SHARES

                                                       NO. OF COLLATERAL
  DATE OF NOTE        OUTSTANDING LOAN AMOUNT        SHARES TO BE TENDERED
  ------------        -----------------------        ---------------------
March 3, 2000              $2,330,233.88                    103,612

                                                                       EXHIBIT B

                                NOTES TO BE PAID
                                 BY CASH PAYMENT

                                                       NO. OF COLLATERAL
  DATE OF NOTE        OUTSTANDING LOAN AMOUNT        SHARES UNDERLYING NOTE
  ------------        -----------------------        ----------------------
March 3, 2000               $298,546.88                       28,125
March 3, 2000               $132,750.00                       11,250